Exhibit 99.1

Dyax Announces Positive Results from Phase 1a Clinical Trial of DX-2930

Data Advances Development of a Prophylactic Treatment for Hereditary Angioedema; Phase 1b Clinical Trial Planned for Mid-2014

Management to Host Conference Call with Detailed Data Presentation Today at 5:00 p.m. ET

BURLINGTON, Mass.--(BUSINESS WIRE)--February 25, 2014--Dyax Corp. (NASDAQ:DYAX) today announced positive results from the first-in-human clinical study of their investigational product, DX-2930. The Phase 1a study met all objectives of assessing safety, tolerability and pharmacokinetics of DX-2930. Discovered by Dyax, DX-2930 is a fully human monoclonal antibody inhibitor of plasma kallikrein being developed for the prevention of hereditary angioedema (HAE) attacks.

The study was a randomized, double-blind, placebo-controlled, single dose escalating trial in healthy subjects. Subjects received a single dose of DX-2930 [0.1, 0.3, 1.0, or 3.0 mg/kg] or placebo by subcutaneous injection, with 6 subjects receiving active drug and 2 subjects receiving placebo per dose level. A total of 32 subjects were enrolled, randomized, and dosed.

Study results demonstrated that DX-2930 was well tolerated at all dose levels. There were no serious adverse events or evidence of dose-limiting toxicity. Headache was the most commonly reported adverse event and occurred at a rate of 25% in both the DX-2930 and placebo dose groups.

Pharmacokinetic results demonstrated that DX-2930 has linear, dose-dependent exposure and a mean elimination half-life of 17 to 20 days across dose groups, following a single injection to healthy subjects. Pharmacodynamic results from two different exploratory biomarker assays confirmed ex vivo plasma kallikrein inhibition in a dose and time dependent manner.

The safety, tolerability, pharmacokinetic and plasma kallikrein inhibition results of the Phase 1a study support advancing the DX-2930 development program into a Phase 1b study mid-2014. The Phase 1b study will be a randomized, double-blind, repeat-dose, dose-escalation study conducted at multiple sites to evaluate DX-2930 in patients with HAE.

"We are very excited by the study results," said Burt Adelman, M.D., Executive Vice President and Chief Medical Officer at Dyax. "With these results we continue to be impressed by DX-2930 and are encouraged that our scientific hypotheses are on track. We look forward to initiating our Phase 1b study of DX-2930 in HAE patients in mid-2014.”

"The successful completion of this study is an important milestone for Dyax and the DX-2930 development program," said Gustav Christensen, President and Chief Executive Officer of Dyax. “Given prior validation of the plasma kallikrein pathway in HAE, we believe DX-2930 has the potential to be a game changer in HAE therapy."

Conference Call & Webcast

Date:	Tuesday, February 25, 2014
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-474-9501,
International callers, dial 857-244-7554,
Reference the Dyax conference call;
Passcode: 17400584
Online Access:

Go to the Investor Relations section of the Dyax website (http://investor.dyax.com/index.cfm) and follow instructions for accessing the live webcast. Please connect to the web site at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About DX-2930

Discovered using Dyax’s proprietary phage display technology platform, DX-2930 is a novel, fully human monoclonal antibody inhibitor of plasma kallikrein (pKal). Uncontrolled pKal activity leads to excessive generation of bradykinin, a vasodilator thought to be responsible for the localized swelling, inflammation and pain characteristically associated with HAE. Dyax is currently developing DX-2930 as a subcutaneous injection for the prevention of HAE attacks and expects to initiate a Phase 1b trial mid-year 2014.

About Hereditary Angioedema (HAE)

HAE is a rare acute inflammatory condition characterized by episodes of severe, often painful swelling affecting the extremities, gastrointestinal tract, genitalia, and larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect up to 1 in 50,000 individuals. Learn more at www.HAEHope.com.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. The Company currently markets KALBITOR® for the treatment of acute attacks of HAE in patients 16 years of age and older. Dyax is also developing DX-2930 for the prophylactic treatment of HAE. Additionally, the Company owns an internally-developed biomarker assay that detects activated plasma kallikrein in blood and is being used for internal research and development efforts, including the exploration and identification of other plasma-kallikrein-mediated indications beyond HAE.

Both KALBITOR and DX-2930 were identified using Dyax's patented phage display technology. Dyax has broadly licensed this technology and has a portfolio of product candidates being developed by our licensees, which it refers to as the Licensing and Funded Research Portfolio (LFRP). The Company is eligible to receive future milestones and/or royalties dependent upon the development and commercialization of these candidates.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for the Phase 1b clinical trial for DX-2930 and its prospects as a candidate to treat HAE. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors which may affect future performance include the risks that: DX-2930 may not show sufficient therapeutic effect or an acceptable safety profile in clinical trials for the treatment of HAE or could take significantly longer time to gain regulatory approval than Dyax expects or may never gain such approval; even if DX-2930 progresses through clinical trials and gains regulatory approval, it may not gain market acceptance; others may develop technologies or products superior to DX-2930 or that reach the market before DX-2930; Dyax is dependent on the expertise, effort, priorities and contractual obligations of third parties in the manufacture, quality control, storage and clinical development of DX-2930; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Associate Director, Investor Relations and Corporate Communications
jrobinson@dyax.com